CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia Funds Series Trust II of our reports dated as listed in Appendix A, relating to the financial statements and financial highlights, which appear in the Annual Reports on Form N-CSR of the funds indicated in Appendix A. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Minneapolis, Minnesota

June 26, 2024

Appendix A

Fund Name	Report Date
Columbia Overseas Core Fund	4/22/2024
Columbia Global Value Fund	4/22/2024
Columbia Seligman Global Technology Fund	12/20/2023
Columbia Strategic Municipal Income Fund	9/21/2023
Columbia Income Opportunities Fund	9/21/2023